CERTIFICATE OF DESIGNATIONS

OF

8.25% NON-CUMULATIVE PREFERENCE SHARES, SERIES A

OF

MAIDEN HOLDINGS, LTD.

Maiden Holdings, Ltd., an exempted company with limited liability registered under the laws of Bermuda (the “Company”), CERTIFIES that pursuant to resolutions of the board of directors (the “Board of Directors”) of the Company adopted on August 7, 2012 and pursuant to authority delegated by the Board of Directors, the creation of the series of 8.25% Non-Cumulative Preference Shares, Series A, US$.01 par value per share, US$25.00 liquidation preference per share (the “Series A Preference Shares”), was authorized and the designation, preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Preference Shares, in addition to those set forth in the Bye-Laws (as amended, restated, supplemented, altered or modified from time to time, the “Bye-Laws”) of the Company, were fixed as follows:

Section 1.          Designation. The distinctive serial designation of the Series A Preference Shares is “8.25% Non-Cumulative Preference Shares, Series A.” Each share of the Series A Preference Shares shall be identical in all respects to every other share of Series A Preference Shares, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.

Section 2.          Number of Shares. The authorized number of shares of Series A Preference Shares shall initially be 6,000,000. The Company may from time to time elect to issue additional Series A Preference Shares, and all the additional shares so issued shall be a part of, and form a single series with, the Series A Preference Shares initially authorized hereby.

Shares of Series A Preference Shares that are redeemed, purchased or otherwise acquired by the Company shall be cancelled.

Section 3.          Definitions. As used herein with respect to Series A Preference Shares:

“Additional Amounts” has the meaning specified in Section 5(a).

“BMA” means the Bermuda Monetary Authority or any successor agency or then-applicable regulatory authority.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

1

“Capital Adequacy Regulations” has the meaning specified in Section 8(b)ii.

“Capital Disqualification Event” has the meaning specified in Section 8(b)i.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preference Shares, as it may be amended, restated, supplemented, altered or modified from time to time.

“change in tax law” has the meaning specified in Section 7(b)ii.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” means the Common Shares, par value $0.01 per share, of the Company.

“Companies Act” means the Companies Act 1981 of Bermuda, as amended from time to time.

“Dividend Payment Date” has the meaning specified in Section 4(a).

“Dividend Period” has the meaning specified in Section 4(a).

“Dividend Record Date” has the meaning specified in Section 4(a).

“Junior Shares” means the Common Shares, and any other class or series of shares of the Company that ranks junior to the Series A Preference Shares either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company.

“Liquidation Preference” has the meaning specified in Section 6(a).

“Nonpayment Event” has the meaning specified in Section 9(b).

“Parity Shares” means any other class or series of shares of the Company that ranks equally with the Series A Preference Shares with respect to both (a) the payment of dividends (whether such dividends are cumulative or non-cumulative) and (b) the distribution of assets upon a liquidation, dissolution or winding-up of the Company.

“Preference Shares” means any and all series of preference shares of the Company, including the Series A Preference Shares established hereby.

“Preference Shares Directors” has the meaning specified in Section 9(b).

“Relevant Date” has the meaning specified in Section 5(c)(1).

“Tax Event” has the meaning specified in Section 7(b) i.

2

“Taxing Jurisdiction” has the meaning specified in Section 5(a)i.

“Voting Preference Shares” means, with regard to any election or removal of a Preference Shares Director or any other matter as to which the holders of Series A Preference Shares are entitled to vote as specified in Section 9 of this Certificate of Designations, any and all series of Parity Shares upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4.          Dividends.

(a)          Rate. Dividends on the Series A Preference Shares will not be mandatory. Subject to Section 4(c), holders of Series A Preference Shares shall be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of lawfully available funds for the payment of dividends under Bermuda law and regulations, non-cumulative cash dividends at the annual rate of 8.25% applied to the liquidation preference amount of US$25.00 per Series A Preference Share. Such dividends shall be payable quarterly in arrears only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on the 15th day of March, June, September and December of each year (each, a “Dividend Payment Date”), commencing on December 15, 2012; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on the Series A Preference Shares on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. In the event that the Company elects to issue additional Series A Preference Shares after the original issue date of the Series A Preference Shares in accordance with Section 2, dividends on such additional Series A Preference Shares may accumulate from the original issue date or from any other date as the Company shall specify at the time such additional Series A Preference Shares are issued.

Dividends, if so declared, that are payable on Series A Preference Shares on any Dividend Payment Date will be payable to holders of record of Series  A Preference Shares as they appear on the share register of the Company on the applicable record date, which shall be March 1, June 1, September 1 and December 1, as applicable, immediately preceding the applicable Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

3

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date and shall end on and include the calendar day preceding the next Dividend Payment Date, except that (x) the initial Dividend Period for Series A Preference Shares issued on the original issue date shall commence on and include the date of original issue of the Series A Preference Shares, (y) the initial Dividend Period for any Series A Preference Shares issued after the original issue date shall commence on and include such date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose at the time such additional shares are issued; and (z) the final Dividend Period with respect to redeemed or exchanged shares shall end on and include the calendar day preceding the date of redemption or the date of exchange, as applicable. Dividends payable on the Series A Preference Shares in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).

Dividends on the Series A Preference Shares shall be non-cumulative. Accordingly, if the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preference Shares payable in respect of any Dividend Period before the related Dividend Payment Date, in full or otherwise, then such undeclared dividends shall not cumulate and will not accrue and will not be payable and the Company shall have no obligation to pay such undeclared dividends for the applicable Dividend Period on the related Dividend Payment Date or at any future time or to pay interest with respect to such dividends, whether or not dividends are declared on Series A Preference Shares or any other preference shares the Company may issue in the future.

Holders of Series  A Preference Shares shall not be entitled to any dividends or other distributions, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preference Shares as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b)          Priority of Dividends. So long as any Series A Preference Shares remain outstanding for any Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding Series A Preference Shares and any Parity Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (1) no dividend shall be declared or paid on the Common Shares or any other Junior Shares (other than a dividend payable solely in Junior Shares), and (2) no Common Shares or other Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) as a result of a reclassification of Junior Shares for or into other Junior Shares, or the exchange or conversion of one Junior Share for or into another Junior Share, or (ii) through the use of the proceeds of a substantially contemporaneous sale of Junior Shares, in each case as permitted by the Bye-Laws in effect as of the date of this Certificate of Designations).

4

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) upon the Series A Preference Shares and any Parity Shares, all dividends declared by the Board of Directors or a duly authorized committee thereof on the Series A Preference Shares and all such Parity Shares and payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared by the Board of Directors or such committee of the Board of Directors pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per share on the Series A Preference Shares and all Parity Shares payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

(c)          Restrictions on Payment of Dividends. The Company shall not declare or pay a dividend if the Company has reasonable grounds for believing that (i) the Company is or, after giving effect to such payment, would be, unable to pay its liabilities as they become due, or (ii) the realizable value of the Company’s assets would thereby be less than the aggregate of the Company’s liabilities, or (iii) the Company is or, after such payment, would be in breach of any applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued by the BMA pursuant to the terms of the Insurance Act 1978 or any successor legislation or then applicable law.

Section 5.          Payment of Additional Amounts.

(a)          The Company will make all payments on the Series A Preference Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which the Company is organized (a “Taxing Jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a Taxing Jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, the Company will, subject to certain limitations and exceptions described below, pay to the holders of the Series A Preference Shares such additional amounts as dividends as may be necessary so that every net payment made to such holders, after the withholding or deduction, will not be less than the amount provided for in Section 4(a) to be then due and payable (collectively, “Additional Amounts”).

(b)          The Company will not be required to pay any Additional Amounts for or on account of:

5

(1)         any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, citizen, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant Taxing Jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series A Preference Shares or any Series A Preference Shares presented for payment more than 30 days after the Relevant Date. “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Series A Preference Shares;

(2)         any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference;

(3)         any tax, fee, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference of or any dividends on the Series A Preference Shares;

(4)         any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series A Preference Shares to comply with any reasonable request by the Company addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, citizenship, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant Taxing Jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

(5)         any withholding or deduction required to be made pursuant to any EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

(6)         any combination of items (1), (2), (3), (4) and (5).

(c)          In addition, the Company will not pay Additional Amounts with respect to any payment on any such Series A Preference Shares to any holder who is a fiduciary, partnership, limited liability company or other pass-thru entity other than the sole beneficial owner of such Series A Preference Shares if such payment would be required by the laws of the relevant Taxing Jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-thru entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such Additional Amounts had it been the holder of the Series A Preference Shares.

6

Section 6.          Liquidation Rights.

(a)          Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, holders of Series A Preference Shares and any Parity Shares shall be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Company, after satisfaction of all liabilities and obligations to creditors of the Company, if any, but before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other Junior Shares as to such a distribution, in full a liquidating distribution in an amount equal to the “Liquidation Preference” of US$25.00 per Series A Preference Share, plus any declared and unpaid dividends. Holders of Series A Preference Shares will not be entitled to any other amounts from the Company after they have received their full Liquidation Preference.

(b)          Partial Payment. If, in any distribution described in Section 6(a) above, the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Series A Preference Shares and all holders of any Parity Shares, the amounts paid to the holders of Series A Preference Shares and to the holders of all such other Parity Shares shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preference Shares and the holders of all such other Parity Shares but only to the extent the Company has assets or proceeds thereof available after satisfaction of all liabilities to creditors and the claims of holders of any Preference Shares ranking senior to the Series A Preference Shares and such Parity Shares with respect to the distribution of assets upon any liquidation, dissolution or winding-up of the Company. In any such distribution, the liquidating distribution to any holder of Preference Shares of the Company shall be the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Company available for such distribution), including any declared and unpaid dividends (and, in the case of any holder of shares other than Series A Preference Shares and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

(c)          Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preference Shares and any holders of Parity Shares and shares ranking senior to the Series A Preference Shares with respect to the distribution of assets upon the liquidation, dissolution or winding-up of the Company, the holders of other shares of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

7

(d)          Merger, Consolidation and Sale of Assets not Liquidation. For purposes of this Section 6, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration or reconstruction involving the Company or the sale or transfer of all or substantially all of the shares or the property or business of the Company shall not constitute a liquidation, dissolution or winding-up.

Section 7.          Redemption.

(a)          Optional Redemption.

i.            Except as provided in clause ii. of this Section 7(a) and in Section 7(b), the Series A Preference Shares are not redeemable prior to August 29, 2017. Subject to Section 7(d), at any time on or after August 29, 2017, the Company shall be entitled (but not obligated) to redeem, in whole or in part from time to time, the Series A Preference Shares, at a redemption price equal to US$25.00 per share plus declared and unpaid dividends, if any, to, but excluding, the redemption date, without accumulation of any undeclared dividends.

ii.         Subject to Section 7(d), at any time prior to August 29, 2017, the Company shall be entitled (but not obligated) to redeem all but not less than all of the outstanding Series A Preference Shares at a redemption price of US$26.00 per share, plus declared and unpaid dividends, if any, to, but excluding, the redemption date, without accumulation of any undeclared dividends, if the Company (1) submits a proposal to the holders of Common Shares concerning an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or other similar transaction involving the Company, or (2) submits any proposal for any other matter that, as a result of any change in Bermuda law or regulation after August 22, 2012 (whether by enactment or official interpretation), that requires, in either case, a vote of the holders of the Series A Preference Shares at the time outstanding, voting separately as a single class (alone or with one or more other classes or series of preference shares).

(b)          Tax Redemption. Subject to Section 7(d), at any time following a Tax Event, the Company shall be entitled (but not obligated), to redeem any or all Series A Preference Shares for cash at a redemption price of US$25.00 per share, plus declared and unpaid dividends, if any, to but excluding, the redemption date, without accumulation of any undeclared dividends.

i.            “Tax Event” means as a result of a change in tax law there is a substantial probability that the Company or any successor corporation would be required to pay Additional Amounts with respect to the Series A Preference Shares.

8

ii.         “change in tax law” means (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party, or (d) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction or any political subdivision, whether or not such decision was rendered with respect to the Company, in each of the respective cases set forth in clauses (a) through (d), occurring after August 22, 2012. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which the Company or its dividend disbursing agent is making payments on the Series A Preference Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax, or (c) any other jurisdiction in which the Company or its successor company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

In addition, if the entity formed by a consolidation, merger or amalgamation involving the Company or the entity to which the Company conveys, transfers or leases substantially all of its properties and assets is required to pay Additional Amounts in respect of any tax, assessment or governmental charge imposed on any holder of Series A Preference Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease, the Company shall be entitled (but not obligated) at any time thereafter to redeem any or all Series A Preference Shares at a redemption price of US$25.00 per share, plus (except as otherwise provided herein below) declared and unpaid dividends, if any, to but excluding, the redemption date, without accumulation of any undeclared dividends.

(c)          Redemptions Generally.

i.            Notice of Redemption. Notice of every redemption of Series A Preference Shares shall be given by first class mail, addressed to the holders of record of the Series A Preference Shares to be redeemed at their respective last addresses appearing on the share register of the Company, mailed at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A Preference Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Preference Shares. Notwithstanding the foregoing, if the Series A Preference Shares or any depositary shares representing interests in the Series A Preference Shares are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preference Shares in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of Series A Preference Shares to be redeemed and, if less than all the Series A Preference Shares held by such holder are to be redeemed, the number of such Series A Preference Shares to be redeemed from such holder; (3) the redemption price; and (4) that the Series A Preference Shares should be delivered via book entry transfer or the place or places where certificates for such Series A Preference Shares are to be surrendered for payment of the redemption price.

9

ii.        Officer’s Certificate.

1.	Prior to delivering notice of redemption as provided in Section 7(c)(i), the Company shall file with its corporate records a certificate signed by one of the Company’s officers affirming the Company’s compliance with the redemption provisions under the Companies Act relating to the Series A Preference Shares, and stating that there are reasonable grounds for believing that the Company is, and after the redemption will be, able to pay its liabilities as they become due and that the redemption will not render the Company insolvent or cause it to breach any provision of applicable law or regulation, including applicable Capital Adequacy Regulations. The Company shall include a copy of this certificate with any notice of redemption; and

2.	Prior to delivering notice of any tax redemption, the Company shall file with its corporate records and deliver to the transfer agent for the Series A Preference Shares a certificate signed by two executive officers of the Company confirming that a Tax Event has occurred and is continuing (as reasonably determined by the Company). The Company shall include a copy of this certificate with any notice of redemption.

iii.        Record Date. The redemption price for any shares of Series A Preference Shares redeemed pursuant to this Section 7 shall be payable on the redemption date to the holder of such shares against book entry transfer or surrender of the certificate(s) evidencing such shares to the Company or its agent.

iv.        Payment of Dividends on Redeemed Shares. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid on the redemption date to the holder of record of the redeemed Series A Preference Shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

v.         Partial Redemption. In case of any redemption of only part of the Series A Preference Shares at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Company may determine to be fair and equitable. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which Series A Preference Shares shall be redeemed from time to time. If fewer than all of the Series A Preference Shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

10

vi.         Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company for the benefit of the holders of the Series A Preference Shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation or transferred via book entry, on and after the redemption date, previously declared dividends shall cease to accrue, no further dividends will be declared on the Series A Preference Shares called for redemption, all shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the applicable redemption price, without interest.

(d)           Restrictions on Redemption. Pursuant to and subject to the Companies Act, the source of funds that may be used by the Company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to (i) funds otherwise available for dividends or distributions or (ii) out of the Company’s share premium account before the redemption date set forth in the notice.

No redemption shall be made by the Company if the Company has reasonable grounds for believing that (i) the Company is or, after giving effect to the redemption of the Series A Preference Shares, would be, unable to pay its liabilities as they become due, or (ii) the realizable value of the Company’s assets would thereby be less than the Company’s liabilities, or (iii) the Company is or, after such payment, would be in breach of applicable Capital Adequacy Regulations. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of the Company’s assets would thereby be less than the aggregate of the Company’s liabilities.

No redemption by the Company of the Preference Shares shall be made if as a result of such redemption, the issued share capital of the Company would be reduced below the minimum capital specified in the Memorandum of Association of the Company, as amended and supplemented from time to time.

(e)          No Sinking Fund. The Series A Preference Shares are not subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series A Preference Shares have no right to require redemption, repurchase or retirement of any shares of Series A Preference Shares.

11

Section 8.          Variation or Exchange.

(a)          Tax Events. Subject to Section 8(c) and 8(d), at any time following a Tax Event, the Company may, without the consent of any holders of the Series A Preference Shares, vary the terms of the Series A Preference Shares or exchange the Series A Preference Shares for new securities that would eliminate the substantial probability that the Company or any successor corporation would be required to pay Additional Amounts.

(b)          Capital Disqualification Events. Subject to Section 8(c) and 8(d), at any time following a Capital Disqualification Event, the Company may, without the consent of any holders of the Series A Preference Shares, vary the terms of the Series A Preference Shares or exchange the Series A Preference Shares for new securities, such that the Series A Preference Shares as varied, or such new securities, are securities that qualify as Tier 2 capital (where capital is subdivided into tiers) or its equivalent under then-applicable Capital Adequacy Regulations, including the BMA’s enhanced capital requirements, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or levels of the Company or any member thereof.

i.      “Capital Disqualification Event” means the Series A Preference Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratio or any other comparable ratio, regulatory capital resource or level, of the Company or any subsidiary thereof, where capital is subdivided into tiers, as Tier 2 capital securities under then-applicable Capital Adequacy Regulations imposed upon us by the BMA or any successor agency or then-applicable regulatory authority (which would include, without limitation, the individual and group enhanced capital requirements applicable to the Company under BMA capital regulations), except as a result of any applicable limitation on the amount of such capital.

ii.     “Capital Adequacy Regulations” means the solvency margins, capital adequacy regulations or any other regulatory capital rules applicable to the Company from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).

12

(c)          Variation or Exchange Generally.

i.      Notice of Variation or Exchange. Notice of any variation or exchange of Series A Preference Shares shall be given by first class mail, addressed to the holders of record of the shares to be varied or exchanged at their respective last addresses appearing on the share register of the Company, mailed at least 30 days and not more than 60 days before the date fixed for variation or exchange, as applicable. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A Preference Shares designated for variation or exchange shall not affect the validity of the proceedings for the variation or exchange of any other Series A Preference Shares. Notwithstanding the foregoing, if the Series A Preference Shares or any depositary shares representing interests in the Series A Preference Shares are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of variation or exchange, as applicable, may be given to the holders of Series A Preference Shares in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the effective date of variation or exchange; (2) the number of Series A Preference Shares to be varied or exchanged, as applicable, and, if less than all the Series A Preference Shares held by any holder are to be varied or exchanged, the number of such holder’s Series A Preference Shares to be varied or exchanged; (3) the provisions of this Certificate of Designations affected by the variation or exchange; and (4) in the case of exchange, that the Series A Preference Shares should be delivered via book entry transfer or the place or places where certificates for such Series A Preference Shares are to be surrendered for exchange.

ii.     Opinion. Prior to any variation or exchange, the Company shall obtain an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the Series A Preference Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred.

iii.    Officers’ Certificate. Prior to any variation or exchange, the Company shall file with its corporate records and deliver to the transfer agent for the Series A Preference Shares, a certificate signed by two executive officers of the Company confirming that (x) a Capital Disqualification Event or a Tax Event has occurred and is continuing (as reasonably determined by the Company) and (y) that the terms of the varied or new securities, considered in the aggregate, are not less favorable, including from a financial perspective, to holders than the terms of the Series A Preference Shares prior to being varied or exchanged (as reasonably determined by the Company). The Company shall include a copy of this certificate with any notice of variation or exchange.

13

(d)           Restrictions on Variation or Exchange. The terms of any varied securities or new securities considered in the aggregate shall not (i) be less favorable, including from a financial perspective, to holders thereof than the terms of the Series A Preference Shares prior to being varied or exchanged (as reasonably determined by the Company); (ii) change the specified denominations, any payment of dividends on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by the Company), or the currency of the Series A Preference Shares; (iii) reduce the liquidation preference thereof or the dividend payable thereon; (iv) lower the ranking of the securities; (v) impair the right of a holder of the securities to institute suit for the payment of any amounts due but unpaid with respect to such holder’s Series A Preference Shares; or (vi) change the foregoing list of items that may not be changed as part of a variation or exchange pursuant to this Section 8.

Section 9.          Voting Rights.

(a)          General. The holders of Series A Preference Shares shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)          Right To Elect Two Directors Upon Nonpayment Events. Whenever dividends on any Series A Preference Shares shall not have been declared and paid for the equivalent of six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment Event”), the holders of Series A Preference Shares, together with the holders of any outstanding shares of Voting Preference Shares, voting together as a single class, shall be entitled to elect two additional directors to the board of directors of the Company (the “Preference Shares Directors”), provided that it shall be a qualification for election for any such Preference Shares Director that the election of such director shall not cause the Company to violate the corporate governance requirements of any securities exchange or other trading facility on which securities of the Company may then be listed or quoted that listed or quoted companies must have a majority of independent directors. Each Preference Shares Director will be added to an already existing class of directors. The number of Preference Shares Directors on the Board of Directors shall never be more than two at any one time.

In the event that the holders of the Series A Preference Shares, and any such other holders of Voting Preference Shares, shall be entitled to vote for the election of the Preference Shares Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preference Shares or of any other such series of Voting Preference Shares then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of the Company, in which event such election shall be held only at such next annual or special general meeting of shareholders), and at each subsequent annual general meeting of shareholders of the Company, so long as the rights related to a Nonpayment Event remain in effect. Such request to call a special general meeting for the initial election of the Preference Shares Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Preference Shares or Voting Preference Shares, and delivered to the Secretary of the Company in such manner as provided for in Section 12 below, or as may otherwise be required by Bermuda law and regulation.

14

If and when dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Preference Shares for at least four consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of Series A Preference Shares to elect the Preference Shares Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event pursuant to this Section 9) and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero, and, if and when any rights of holders of Series A Preference Shares and Voting Preference Shares to elect the Preference Shares Directors shall have ceased, the terms of office of all the Preference Shares Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for four consecutive Dividend Periods following a Nonpayment Event, the Company may take account of any dividends it elects to pay for such a Dividend Period after the regular Dividend Payment Date for that period has passed.

Any Preference Shares Director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined by the Bye-laws of the Company, of Series A Preference Shares and Voting Preference Shares then outstanding (voting together as a single class), when they have the voting rights described above. Until the right of the holders of Series A Preference Shares and any Voting Preference Shares to elect the Preference Shares Directors shall cease, any vacancy in the office of a Preference Shares Director (other than prior to the initial election of Preference Shares Directors after a Nonpayment Event) may be filled by the written consent of the Preference Shares Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series A Preference Shares and any Voting Preference Shares (voting together as a single class), when they have the voting rights described above. Any such vote of shareholders to remove, or to fill a vacancy in the office of, a Preference Shares Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Preference Shares Directors after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special general meeting of the shareholders of the Company, in which event such election shall be held at such next annual or special general meeting of shareholders). The Preference Shares Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preference Shares Director elected at any special general meeting of shareholders of the Company or by written consent of the other Preference Shares Director shall hold office until the next annual general meeting of the shareholders of the Company if such office shall not have previously terminated as above provided.

15

(c)          Variation of Rights. Subject to the terms of the Bye-Laws and the Companies Act and Sections 8 and 9(d), any or all of the special rights attached to the Series A Preference Shares may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least two-thirds of the voting power represented by the issued Series A Preference Shares or with the sanction of a resolution passed by at least two-thirds of the voting power represented by the votes cast at a separate general meeting of the holders of the Series A Preference Shares in accordance with the Companies Act. Subject to the terms of the Bye-Laws and the Companies Act, rights conferred upon the holders of Series A Preference Shares shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or senior thereto.

(d)          Changes Not Requiring Consent. Subject to applicable Bermuda law and regulation, without the consent of the holders of the Series A Preference Shares, so long as such action does not materially and adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series A Preference Shares taken as a whole, the Board of Directors of the Company, by resolution, may amend, alter, supplement or repeal any terms of the Series A Preference Shares:

(i)          to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii)         to make any provision with respect to matters or questions arising with respect to the Series A Preference Shares that is not inconsistent with the provisions of this Certificate of Designations;

provided that any such amendment, alteration, supplement or repeal of any terms of the Series A Preference Shares effected in order to conform the terms thereof to the description of the terms of the Series A Preference Shares set forth under “Description of Series A Preference Shares” in the prospectus supplement, dated August 22, 2012, to the prospectus, dated May 30, 2012, of the Company relating to the offer and sale of the Series A Preference Shares, shall be deemed not to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preference Shares, taken as a whole.

(e)          Changes After Provision for Redemption. No vote or consent of the holders of Series A Preference Shares shall be required pursuant to Section 9(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series A Preference Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 7 above.

16

(f)          Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preference Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Bye-Laws, applicable law and any national securities exchange or other trading facility on which the Series A Preference Shares is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A Preference Shares and any Voting Preference Shares has been cast or given on any matter on which the holders of shares of Series A Preference Shares are entitled to vote shall be determined by the Company by reference to the aggregate voting power, as determined by the Bye-Laws, of the shares voted or covered by the consent.

(g)          Bye-Laws. For the avoidance of doubt, the provisions of this Section 9 shall be subject to Bye-laws 20 through 42 inclusive (as may be amended, restated, supplemented, altered or modified from time to time) of the Bye-Laws of the Company.

Section 10.         Ranking. The Series A Preference Shares will, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up, rank senior to Junior Shares, pari passu with any Parity Shares of the Company, including other series of Preference Shares of the Company that the Company may issue from time to time in the future the terms of which provide that they rank equally with the Series A Preference Shares with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Company and junior to any shares hereafter issued by the Company that by their terms are designated to rank senior to the Series A Preference Shares as to the payment of dividends and distributions upon the liquidation or dissolution or winding-up of the Company.

Section 11.         Record Holders. To the fullest extent permitted by applicable law, the Company and the transfer agent for the Series A Preference Shares may deem and treat the record holder of any share of Series A Preference Shares as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

Section 12.         Notices. All notices or communications in respect of Series A Preference Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, the Bye-Laws or by applicable law.

Section 13.         No Preemptive Rights. No share of Series A Preference Shares shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

17

Section 14.         Other Rights. The shares of Series A Preference Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Bye-laws or as provided by applicable law. Holders of Series A Preference Shares do not have the right to convert Series A Preference Shares into, or exchange Series A Preference Shares for, any other securities or property of the Company.

18

IN WITNESS WHEREOF, MAIDEN HOLDINGS, LTD. has caused this certificate to be signed by Lawrence F. Metz, its Senior Vice President, General Counsel and Secretary, this August 29, 2012.

MAIDEN HOLDINGS, LTD.

By:		/s/ Lawrence F. Metz
	Name:	Lawrence F. Metz
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Certificate of Designations]

[FACE OF CERTIFICATE]

MAIDEN HOLDINGS, LTD.,
an exempted company with limited liability
registered under the laws of Bermuda

8.25% NON-CUMULATIVE PREFERENCE SHARES, SERIES A,
US$0.01 par value per share

CUSIP NO. G5753U 120      See the attached Reverse of Certificate for certain definitions

CERTIFICATE NO.

This Certifies that              SPECIMEN        is the registered owner of     SPECIMEN   FULLY PAID 8.25% NON-CUMULATIVE PREFERENCE SHARES, SERIES A, US$0.01 par value per share (“Shares”), of MAIDEN HOLDINGS, LTD., an exempted company with limited liability registered under the laws of Bermuda (the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the Shares represented hereby are issued under and shall be subject to all the provisions of the Bye-Laws of the Company and the Certificate of Designations relating thereto approved by the Board of Directors (or an authorized committee thereof) of the Company and any amendments thereto, copies of which are on file with the Transfer Agent, to all of which the holder by acceptance hereof assents. This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

WITNESS the seal of the Company and the facsimile signatures of its secretary and a duly authorized officer.

Dated:  SPECIMEN

SPECIMEN	SPECIMEN
Secretary	Authorized Officer

COUNTERSIGNED AND REGISTERED: AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC, as TRANSFER AGENT AND REGISTRAR

By:	SPECIMEN
Authorized Signature

[REVERSE OF CERTIFICATE]

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT or U/G/M/A - Uniform Gifts to Minors Act
TEN ENT - as tenants by the entireties
JT TEN - as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

For Value Received, _________________  hereby sell, assign and transfer unto_____________________________________ [                       ] (Please insert social security number or other identifying number of assignee and print or typewrite name and address including postal code of assignee)

____________________________________________ Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint

_________________________________________Attorney to transfer the said Shares on the books of the within named Company with full power of substitution in the premises.

Dated____________

______________________________________________
NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

_______________________________________________
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION (BANKS, STOCKBROKERS, SAVINGS ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN ANY APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN, MUTILATED OR DESTROYED, THE COMPANY WILL REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.